June 2011 Pricing Sheet dated June 24, 2011 relating to Preliminary Terms No. 809 dated May 25, 2011 Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D I N V E S T M E N T S
Opportunities in Currencies

PLUS due December 28, 2012
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Chilean peso + Korean won + Philippine peso
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JUNE 24, 2011
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per PLUS
Pricing date:	June 24, 2011
Original issue date:	June 29, 2011 (3 business days after the pricing date)
Maturity date:	December 28, 2012
Aggregate principal amount:	$4,000,000
Interest:	None
Basket:	Basket Currency	Weighting	Reference Source	Initial Exchange Rate
	Chilean peso (“CLP”)	33.3333%	www.bcentral.cl for CLP10; if this rate is not available, www.emta.org for CLP11.	473.64
	Korean won (“KRW”)	33.3333%	Reuters “KFTC18”	1,076.70
	Philippine peso (“PHP”)	33.3333%	Reuters “PDSPESO”	43.426
Payment at maturity:	•	If the basket performance is positive, which means the basket of currencies has strengthened relative to the U.S. dollar:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
	•	If the basket performance is zero or negative, which means the basket of currencies has remained unchanged or weakened relative to the U.S. dollar:
$1,000 x (1 + basket performance)

Because in this scenario, the basket performance will be zero or negative, this amount will be equal to or less than the stated principal amount of $1,000 and could be $0.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Leverage factor:	200%
Maximum payment at maturity:	$1,400 per PLUS (140% of the stated principal amount)
Minimum payment at maturity:	None
Currency performance:
With respect to each basket currency: 1 – (final exchange rate / initial exchange rate)
This formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. See “How Does the Currency Performance Formula Work?” and “Hypothetical Payouts on the PLUS at Maturity –– Example 2” in the accompanying preliminary terms.

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:	With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
Valuation date:	December 21, 2012, subject to adjustment for certain non-currency business days.
CUSIP / ISIN:	617482SA3 / US617482SA30
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	100%	2.00%	98.00%
Total	$4,000,000	$80,000	$3,920,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $992.50 per PLUS.  Please see “Syndicate Information” on page 10 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.00% for each PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 809 dated May 25, 2011
Prospectus Supplement for Currency-Linked PLUS dated March 25, 2010
Prospectus dated December 23, 2008
The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.